EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Spectrum Brands 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No.333-39239) on Form S-8 for the Spectrum Brands 401(k) Retirement Savings Plan of our report dated July 11, 2007, with respect to the financial statements and related supplemental schedule of the Spectrum Brands 401(k) Retirement Savings Plan as of and for the year ended December 31, 2006, which report appear in the December 31, 2006, Annual Report on Form 11-K of the Spectrum Brands 401(k) Retirement Savings Plan.

Kiesling Associates LLP

Madison, Wisconsin

July 11, 2007